EXHIBIT 10.7


                      EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT dated as of July 2, 1993, between The Redland Group, Inc. ("Redland"), an Iowa corporation with its principal place of business in Council Bluffs, Iowa, and Richard C. Gibson of Council Bluff, Iowa ("Gibson").
          RECITALS:
          Gibson is currently employed as Executive Vice President of Redland and holds comparable positions in certain of the Redland subsidiaries.
          Redland has entered into an Agreement and Plan of Exchange with Acceptance Insurance Companies Inc. ("Acceptance") a Delaware corporation, dated as of July 2, 1993 (the "Exchange Agreement"), pursuant to which Redland will become a wholly-owned subsidiary of Acceptance. The execution of an employment agreement with Gibson is a condition to Acceptance's obligations to effect the Exchange. Gibson has agreed to be employed following the Exchange as Executive Vice President of Redland, and as President of American Agrisurance, Inc. ("Am Ag"), in accordance with the terms hereof. Acceptance is made a party hereto with respect to the matters herein relating to Acceptance.
          ACCORDINGLY, the parties hereto agree as follows:
          1. Employment. Redland agrees to employ Gibson, and Gibson agrees to accept employment with Redland, as Executive Vice President of Redland, and as President of Am Ag. Gibson shall continue to serve as a member of the Redland Board of Directors (the "Board").
          2. Employment Term. The term of employment under this Agreement shall commence on the date of consummation of the Exchange described in the Exchange Agreement and, unless extended as provided herein, shall terminate on December 31, 1995 (such term of Employment referred to herein as the "Employment Term").
          3. Authority, Responsibilities and Duties. Gibson shall have and shall be accountable for that authority and those responsibilities and shall exercise and be accountable for those duties normally associated with the offices to which he is appointed hereunder and such duties as reasonably may be assigned to him by the Board or established by the Bylaws. In connection therewith, on behalf of and under the supervision of the Board, he shall formulate policies and exercise executive management and supervision of Am Ag, and attendant business activities, including the appointment and removal of employees, officers, professionals and executive staff of Am Ag.
          4.  Compensation.
          4.a. Base Salary; Incentive Compensation. Commencing on Closing of the Exchange, Gibson shall receive a base salary in the amount of $195,0000 annually, payable semi-monthly. It is anticipated that such base salary shall be reviewed annually by the Board of Redland. Gibson shall be eligible for inclusion in incentive compensation, stock option, and similar plans ("Incentive Compensation Plans") established by Acceptance for employees and senior executives of Acceptance and its subsidiaries.
          4.b. Employee Benefits. Gibson shall be included, to the extent eligible thereunder, in all plans providing benefits for employees and senior executives of Acceptance and its subsidiary and affiliated companies.
          4.c. Indemnification. Gibson shall be entitled to the indemnification provided for in Section 7.5 of the Exchange Agreement and such other indemnification as may, from time to time be provided for officers of Acceptance or its subsidiaries.
          5. Termination. Unless extended in accordance with the provisions hereof, this Employment Agreement shall terminate December 31, 1995. At each January 1, commencing January 1, 1995, after the date hereof, this Employment Agreement will be automatically extended for an additional one year period unless, not later than 45 days prior to each such January 1, either party hereto shall give written notice to the other party indicating that this Employment Agreement shall not be renewed for such additional one year period. Notice of non-renewal shall not constitute a termination of employment and Gibson's compensation shall continue on the basis set forth herein until the date of termination.
          6. Termination for Cause. Redland shall have the right to terminate the employment of Gibson for Cause. As used herein, the term "Cause" shall mean (a) fraud or malfeasance, (b) Gibson being convicted of a felony, (c) breach of this agreement by Gibson. If Redland exercises such right, its obligation under this Agreement to make any further payments to Gibson shall thereupon cease and terminate. Termination of Gibson pursuant to
Section 6 shall be communicated by a "Notice of Termination" which shall mean delivery to Gibson of written notice of termination from an executive officer of Redland that its Board has determined to terminate Gibson for Cause, specifying the exact nature thereof. A Notice of Termination may be given only after reasonable written notice to Gibson stating the reason for proposed termination and the factual basis thereof and reasonable opportunity for Gibson to be heard before the Board prior to such determination. For purposes of this Agreement, no such purported termination of Gibson's employment shall be effective without such Notice of Termination.
          7. Confidential Information. Gibson agrees that any information about Redland or Acceptance, their policyholders, employees, agents, reinsurers and the business of Redland and Acceptance in general, and any information developed or acquired by Redland or Acceptance (such information in the aggregate called the "Confidential Information") is confidential and proprietary to Redland and Acceptance, respectively (except for publicly disseminated information); that he may use any such information only in connection and consistent with his duties as an officer, director and employee of Redland or Acceptance; and that all business records of Redland and Acceptance are the property of Redland and Acceptance, respectively and shall remain the property of Acceptance and Redland while Gibson is employed hereunder and thereafter, without limitation.
          8. Non-competition Agreement. Gibson acknowledges that the nature of his employment is such that he will be in possession of Confidential Information, and in personal contact with policyholders, agents, reinsurers and others important to Redland's business, and to acquire other valuable information as to the nature and character of the business of Redland and Acceptance, enabling him, by engaging in a competing business on his own behalf, or for another, to take advantage of such knowledge of or acquaintance with those with whom Redland and Acceptance conduct business, and thereby gain an unfair advantage. Gibson does hereby covenant and agree as follows and acknowledges that the following covenants are reasonably necessary for the protection of Acceptance and Redland and may be enforced to the extent set forth herein or to such extent as any court of competent jurisdiction may deem reasonable and proper:
(a) Gibson agrees that he will not directly or indirectly, on his behalf or on behalf of anyone else, compete with Acceptance or Redland in any manner during (i) the term of this agreement or any extension of this agreement, (ii) one year following the termination of his employment if such termination is effected by Gibson under Section 5 hereof, or
     (iii) if termination is effected by Redland under Section 6 hereof, the later of the end of the current employment period as described in Sections 2 and 5 hereof or one year following the termination by Redland under Section 6 hereof.
(b) Gibson recognizes that any breach of the terms of the non-compete provision of this Agreement may give rise to irreparable harm to Redland and Acceptance for which money damages would not be an adequate remedy, and accordingly agrees that, in addition to other remedies, Redland and Acceptance will be entitled to enforce the terms of this non-compete provision by injunctive relief including a temporary restraining order, temporary injunction and permanent injunction, without the necessity of proving the inadequacy of the remedy of money damages.
          9. Assignment. This Agreement is not assignable by either party hereto.
          10. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the state of Nebraska.
          11. Contingent Upon Exchange. This Agreement shall take effect upon consummation of the Exchange contemplated by the Exchange Agreement and if such Exchange is not consummated shall be void.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
                              ACCEPTANCE INSURANCE COMPANIES INC.


                                   /s/ Kenneth C. Coon
                              By ________________________________


                              THE REDLAND GROUP, INC.


                                   /s/ John P. Nelson
                              By ________________________________



                              /s/ Richard C. Gibson
                              ___________________________________
                              Richard C. Gibson